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                                  NEWS RELEASE
                                October 10, 2001

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                             KANKAKEE BANCORP, INC.
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        310 South Schuyler Avenue
        P.O. Box 3                                              (815) 937-4440
        Kankakee, IL 60901-0003                             Fax (815) 937-3674

For more information contact:
        William Cheffer, Chairman                          For immediate release
        Michael A. Stanfa, Executive Vice President
        Ronald J. Walters, Vice President and Treasurer

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                 KANKAKEE BANCORP, INC. ELECTS NEW BOARD MEMBER
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       Kankakee, Illinois (October 10, 2001) Kankakee Bancorp, Inc. (AMEX:KNK),
announced that on October 9, 2001, Mark L. Smith, president of Bacon, Smith, Koelling & Ohm, P.C., Kankakee, Illinois, was elected a director of Kankakee Federal Savings Bank and of Kankakee Bancorp, Inc., its holding company, effective November 1, 2001.

       "Mark is a lifelong Kankakee resident and has been active in the community, serving as a member of the Provena System Finance Committee, Provena St. Mary's Hospital Finance Committee and Provena Hospital Board of Directors. In addition, he serves as treasurer of Kankakee Development Corporation, chairman of St. Patrick's Catholic Church Administrative Committee and as chairman of Bishop McNamara High School Finance Committee and as a member of the Kankakee Community College Foundation Board," said William Cheffer, Chairman of Kankakee Bancorp. "Mark was awarded his certificate as a certified public accountant in 1972 and in 1995 was accredited as a Personal Financial Specialist by the American Institute of Certified Public Accountants. He brings with him many years of financial experience from his work in accounting and financial planning. We're very pleased to have him come on board in November," Cheffer added.

       "I'm honored to join the boards of this highly respected institution. Kankakee Federal has served this community well for 116 years through home and commercial lending, community service and leadership. I'm glad to be a part of that," added Mark.

       Smith succeeds and fills the unexpired terms of Thomas M. Schneider on both boards. Schneider, a corporate lawyer with State Farm Insurance Companies in Bloomington, is the son of former Bank and Bancorp CEO James G. Schneider, who passed away in February 2000.


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       "It has been both an honor and a privilege to serve Kankakee Federal for nearly ten years--the first eight of those with my Dad and all those years with civic-minded people who strive for institutional excellence."

       Schneider added, "While I'll miss the regular contact with the fine people who work at the Bank and serve on its boards, I leave with a sense that the Bank is in great hands."

       Schneider is resigning because of another calling out of state. He will continue the corporate practice of law, but now as a Christian missionary with Wycliffe Bible Translators, based in Orlando, Florida.

       "I'll serve as Wycliffe's deputy general counsel, working through the legal issues that face all multinational organizations. Wycliffe has 5,000 missionaries in 70 countries. Its mission for the past 60 years has been to translate the Bible into languages which lack even the gospel message. More than 3,000 languages have no portion of the Bible," said Schneider.

       Chairman Cheffer commented that, "Tom Schneider's presence and service to our Boards will be missed. While residing in Champaign and Bloomington, he has helped a great deal to provide assistance in developing the branches in our southernmost market area.

       His call to serve as a Christian missionary will provide Wycliffe Bible Translators with an outstanding young man, and our board supports his decision to serve. We extend to Tom and his family our best wishes in his new position."

       Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

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